Exhibit 99.3

News Release
FOR IMMEDIATE RELEASE
DECEMBER 17, 2012

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, DECEMBER 17, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.0875 per share quarterly dividend that will be paid on January 31, 2013 to common shareholders of record on January 15, 2013.  Chesapeake has approximately 665 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	4.50%	5% (2005B)	5.75%	5.75% (Series A)
NYSE Symbol	CHK Pr D	N/A	N/A	N/A
Date of Original Issue	September 14, 2005	November 8, 2005	May 17, 2010	May 17, 2010
Registered CUSIP	165167842	165167826	N/A	N/A
144A CUSIP	N/A	165167834	165167776	165167784
RegS CUSIP	N/A	N/A	U16450204	U16450113
Clean (no legends) CUSIP	N/A	N/A	165167768	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	2,558,900	2,095,615	1,497,000	1,100,000
Liquidation Preference per Share	$100	$100	$1,000	$1,000
Record Date	March 1, 2013	February 1, 2013	February 1, 2013	February 1, 2013
Payment Date	March 15, 2013	February 15, 2013	February 15, 2013	February 15, 2013
Amount per Share	$1.125	$1.25	$14.375	$14.375

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154